BioSpecifics Technologies Corp. Reports Fourth Quarter and Full Year 2013 Financial Results

LYNBROOK, NY – March 6, 2014 – BioSpecifics Technologies Corp. (NASDAQ: BSTC), a biopharmaceutical company developing first in class collagenase-based products marketed as XIAFLEX® in the U.S. and XIAPEX® in the EU, today announced its financial results for the fourth quarter and full year ended December 31, 2013 and provided a corporate update.

“2013 was a very productive and momentous year for BioSpecifics as we continued to demonstrate the vast potential of injectable collagenase or CCH. Perhaps most notable in 2013 was on the commercial front with the FDA approval of XIAFLEX as the first and only biologic therapy indicated for Peyronie’s disease,” reflected Thomas L. Wegman, President of BioSpecifics. “We foresee more promise of growing XIAFLEX commercially as we monitor the progress in the market for Peyronie’s disease, with the October PDUFA date to potentially expand the label of XIAFLEX for the treatment of multiple Dupuytren’s contracture cords concurrently and for the potential submission for approval of XIAPEX in the EU for the treatment of Peyronie’s disease.”

“We continued to make progress with pipeline programs in 2013 as well. Within our own pipeline, we reported compelling preclinical data in a new potential indication, uterine fibroids, and plan to report more preclinical data from ongoing studies with Duke Medicine in the second quarter of 2014. Additionally, we reported data from Phase 2 trials in both human and canine lipomas. We are finalizing the full study report from the Chien-804 study and will await Auxilium’s decision whether or not to opt-in to the licensing rights for this indication. For the human lipoma indication, we plan to initiate a placebo-controlled trial in the first half of 2014, following positive results reported in January 2014, which met the primary endpoint of demonstrating efficacy of CCH in reducing the visible surface area of the lipoma. For our partnered indications, Auxilium initiated a Phase 2a trial in cellulite and a Phase 2b trial in frozen shoulder and we can expect top-line data from both studies in the first quarter of 2015.”

Fourth Quarter & Full Year 2013 Financial Results

BioSpecifics reported net income of $1.7 million for the fourth quarter ended December 31, 2013, or $0.27 per basic share and $0.25 per share on a fully diluted basis, compared to net income of $1.1 million, or $0.17 per basic share and $0.16 per share on a fully diluted basis for the same period in 2012.

For the full year ended December 31, 2013, the Company reported net income of $5.3 million, or $0.83 per share on a basic and $0.76 per share on a fully diluted basis, compared to net income of $3.0 million, or $0.47 per basic share and $0.43 per share on a fully diluted basis in the same period in 2012.

Total revenue for the fourth quarter of 2013 was $4.1 million, compared to $3.5 million for the same period in 2012. For the full year ended December 31, 2013, total revenue was $14.5 million, compared to $11.1 million in the same period in 2012.

Royalty and mark-up on cost of goods sold for the fourth quarter of 2013 were $2.0 million, compared to royalty, mark-up on cost of goods sold, and earn-out revenues of $2.5 million for the same period in 2012. Royalty and mark-up on cost of goods sold revenues recognized under BioSpecifics’ agreement with Auxilium Pharmaceuticals, Inc. (Auxilium) for the fourth quarter of 2013 were $2.0 million, compared to $1.6 million for the same period in 2012. Under the agreement with DFB Biotech, Inc, (DFB) pursuant to which BioSpecifics sold its topical collagenase business, BioSpecifics had the right to receive earn-out payments based on Santyl® sales through the end of August 2013. Earn-out revenue recognized under the DFB agreement for the fourth quarter of 2013 was zero because of the August expiration date and $0.8 million for the comparable period in 2012. BioSpecifics has now recognized all income from the Santyl sales under the DFB agreement, and expects to receive the cash payment of $3.5 million, which corresponding income has been recognized in 2013, in March 2014. Total royalty, mark-up on cost of goods sold and earn-out revenues for the year ended December 31, 2013 increased to $11.8 million as compared to $9.2 million in the same period in 2012.

Total licensing fees, consisting of licensing and sublicensing fees and milestones for the year ended December 31, 2013, were $2.7 million, compared to $2.0 million in the same period in 2012. Licensing fees recognized from Auxilium for the full year 2013 were $0.6 million, compared to $0.4 million in the same period in 2012. In 2013, BioSpecifics recognized licensing fees of $0.5 million related to the exercise by Auxilium of its exclusive option to expand the field of its license for CCH to include the potential treatment of adult patients with cellulite, and licensing fees of $0.1 million related to development. Sublicensing fees recognized for the full year ended December 31, 2013 were zero, compared to $0.6 million in the same period in 2012. In 2012 sublicensing fees were related to the $10.0 million paid to Auxilium by Actelion Pharmaceuticals Ltd. (Actelion) for the rights to develop and commercialize XIAFLEX for the treatment of Dupuytren's contracture and Peyronie's disease in Canada, Australia, Brazil and Mexico.

Milestone revenue recognized for the year ended December 31, 2013 were $2.0 million, compared to $1.0 million in the same period in 2012. In 2013, BioSpecifics recognized a $2.0 million milestone related to the U.S. Food and Drug Administration’s (FDA) approval of XIAFLEX for the treatment of Peyronie's disease. In addition, a $29,000 milestone was recognized in the 2013 period related to product approval for XIAFLEX for the treatment of Dupuytren's contracture in Australia, granted to Actelion. In the 2012 period, BioSpecifics recognized a $1.0 million milestone related to the FDA acceptance in December 2012 of the supplemental Biologics License Application (sBLA) submitted by Auxilium for XIAFLEX for the potential treatment of Peyronie's disease. BioSpecifics also recognized a milestone of $29,000 related to the Notice of Compliance or approval by Health Canada of XIAFLEX for the treatment of Dupuytren's contracture, granted to Auxilium.

Research and development expenses for the fourth quarter of 2013 were $0.4 million, compared to $0.3 million in the same period in 2012. For the year ended December 31, 2013, research and development expenses were $1.5 million, compared to $1.2 million in the same period in 2012. This increase in research and development expenses was primarily due to expenses related to clinical development programs partially offset by lower stock-based compensation.

General and administrative expenses for the fourth quarter of 2013 were $1.1 million, compared to $1.2 million for the same period in 2012. For the year ended December 31, 2013, general and administrative expenses were $5.0 million, compared to $4.8 million in the same period in 2012. The increase in general and administrative expenses was due to third party licensing and royalty fees, investor relations, professional fees and consulting services partially offset by lower legal fees, stock-based compensation and director fees.

Income tax expenses for the fourth quarter of 2013 were $0.9 million as compared to $1.0 million for the same period in 2012. For the year ended December 31, 2013, income tax expense was $2.7 million as compared to $2.2 million in the same period of 2012.

As of December 31, 2013, BioSpecifics had cash and cash equivalents and investments of $12.6 million, compared to $11.3 million on September 30, 2013.

XIAFLEX Commercial Update:

Injectable collagenase is currently approved as XIAFLEX or XIAPEX in the U.S., EU, Canada and Australia for the treatment of Dupuytren’s contracture, a deforming condition of the hand in which the formation of a collagen cord causes one or more fingers to contract towards the palm. XIAFLEX is also approved in the U.S. for the treatment of Peyronie’s disease, which is characterized by the presence of inelastic collagen on the shaft of the penis.

As reported by Auxilium on February 28, 2014, XIAFLEX U.S. net revenues for the fourth quarter of 2013 increased 13% over the fourth quarter of 2012 to $19.7 million. For the year ended December 31, 2013, XIAFLEX U.S. net revenues increased 13% over the full year in 2012 to $62.5 million. XIAFLEX market share of all procedures for Dupuytren’s contracture reached 27% in the U.S. in 2013. For the year ended December 31, 2013, XIAFLEX international revenues increased 66% over the full year in 2012 to $17.6 million.

A PDUFA date is set for October 20, 2014 for the FDA to review the sBLA submitted by Auxilium for the potential label expansion of XIAFLEX to include the treatment of multiple Dupuytren’s contracture cords concurrently.

  The sBLA was based on positive results announced in November 2013 from the open label, Phase 3b MULTICORD (Multiple Treatment Investigation of Collagenase Optimizing the Resolution of Dupuytren’s) study.

In December 2013, Auxilium announced the approval of XIAFLEX to be the first and only FDA-approved biologic therapy for the treatment of Peyronie’s disease in men with a palpable plaque and curvature of 30 degrees or greater at the start of therapy.

  Launch progress has been positive with 452 total physicians certified as of February 20, 2014 in accordance with the Risk Evaluation and Mitigation Strategies (REMS) program.

  The Auxilium Advantage program has been successful in assisting with the reimbursement effort. As of February 20, 2014, a decision had been made on 32% of the 827 patients who have submitted claims and, of these, 84% have been approved. Another 68% are currently being processed. Six of the eight Medicare beneficiaries have already confirmed XIAFLEX for Peyronie’s disease coverage at the policy level and nine major commercial insurance plans have approved patients for treatment.

  Sobi is expected to submit a Marketing Authorization Application for XIAPEX for the treatment of Peyronie’s disease to the European Medicines Agency.

CCH Pipeline Update:

CCH is being studied in five indications through BioSpecifics’ proprietary programs and those of its partner, Auxilium.

BioSpecifics presented data from all pipeline programs in 2013 and early 2014 including the Phase 2 studies in both human and canine lipoma, which are encapsulated fat deposits often detected as bulges under the skin, and the preclinical studies ongoing with Duke Medicine in uterine fibroids, which are benign tumors that form on the wall of the uterus and are associated with significant co-morbidities.

  In January 2014, BioSpecifics announced that the primary endpoint (p<0.001) was met in the Phase 2 dose escalation study for the treatment of human lipoma. The Company plans to initiate a subsequent placebo-controlled study in the first half of 2014 and to complete enrollment in the trial in the fourth quarter of 2014.

  In December 2013, BioSpecifics announced top-line data from Chien-804, the placebo-controlled, double-blind, randomized Phase 2 trial evaluating the efficacy of CCH in canine lipomas. The primary endpoint was not met but responder analysis showed a statistically significant reduction in lipoma surface area among dogs treated with CCH (p=0.0084). The final study report will be completed in the first quarter of 2014 after which Auxilium will have a 120 day opt-in period to license rights to this indication.

  In July 2013, BioSpecifics announced data showing that highly purified collagenase can reduce the stiffness of human uterine fibroid tissue in laboratory experiments. Preclinical studies are ongoing and BioSpecifics expects to report data from these in the second quarter of 2014.

Auxilium initiated studies of CCH in two indications in the fourth quarter with top-line data expected in the first quarter of 2015 from both studies including:

  A double-blind, placebo-controlled Phase 2b study of 300 adult men and women evaluating the safety and efficacy of CCH for the treatment of stage 2 frozen shoulder syndrome, a condition of pain and restricted motion in the shoulder joint.

  A randomized, double-blind multiple-dose Phase 2a study of 144 women evaluating the efficacy of CCH for the treatment of cellulite, a condition where collagen fibrous septae are held in an irregular pattern that causes skin dimpling.

  The Phase 2a trial in cellulite is enrolling ahead of schedule.

Upcoming Annual Meeting:

  The Company announced that its Board of Directors has scheduled the Company’s Annual Meeting of Stockholders to be held on June 24, 2014 in New York City.

Webcast and Conference Call

BioSpecifics will host a conference call today at 8:30 a.m. EST to discuss these fourth quarter and full year 2013 results.

In order to participate in the conference call, please dial 1-877-870-4263 (domestic) or 1-412-317-0790 (international). The live webcast can be accessed under “Events and Presentation” in the Investors section of the Company’s website at www.biospecifics.com or you may use the link: http://www.videonewswire.com/event.asp?id=98275

A replay of the call will be available one hour after the end of the conference on March 6, 2014 until 9:00 a.m. EDT on March 13, 2014. To access the replay, please dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international) and reference the access code 10041970. The archived webcast will be available for 90 days in the Investors section of BioSpecifics’ website.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications to date. Injectable collagenase is approved for marketing as XIAFLEX® (collagenase clostridium histolyticum or CCH) in the U.S. for the treatment of adult Dupuytren's contracture patients with a palpable cord in the palm and for Peyronie's disease in men with a palpable plaque and a curvature deformity of 30 degrees or greater at the start of therapy by BioSpecifics' partner, Auxilium Pharmaceuticals, Inc. (Auxilium). Auxilium is partnered with Actelion Pharmaceuticals Ltd. for the marketing of XIAFLEX in Canada and Australia, and Swedish Orphan Biovitrium AB for the marketing of XIAPEX® (the EU tradename for CCH) in 71 Eurasian and African countries for the treatment of Dupuytren's contracture, and Peyronie's disease pending applicable regulatory approvals. CCH is in clinical development for the treatment of several additional promising indications. Auxilium is testing CCH for frozen shoulder syndrome in a Phase 2b study and also for cellulite in a Phase 2a study. BioSpecifics is currently managing the development of CCH for the treatment of human and canine lipomas. For more information, please visit www.biospecifics.com.

Forward-Looking Statements

This release includes "forward-looking statements" within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are "forward-looking statements." The forward-looking statements include statements concerning, among other things, the market potential of injectable collagenase or CCH; the availability of XIAFLEX as the first and only biologic therapy indicated for Peyronie’s disease; the commercialization of XIAFLEX for the treatment of Peyronie’s disease; the potential expansion of XIAFLEX for the treatment of multiple Dupuytren’s contracture cords concurrently; the potential submission of XIAPEX in the European Union for the treatment of Peyronie’s disease; the timing of preclinical data from uterine fibroid studies; the potential of uterine fibroids as a new indication; Auxilium’s decision regarding opt-in rights related to canine lipoma; the timing of a placebo-controlled trial for human lipoma; the timing of top-line data from Auxilium’s cellulite and frozen shoulder studies; the timing of final payment under the DFB agreement; and the likelihood of Sobi submitting a Marketing Application for XIAPEX to the European Medicines Agency. In some cases, these statements can be identified by forward-looking words such as "believe," "expect," "anticipate," "plan," "estimate," "likely," "may," "will," "could," "continue," "project," "predict," "goal," the negative or plural of these words, and other similar expressions. These forward-looking statements are predictions based on BioSpecifics' current expectations and its projections about future events. There are a number of important factors that could cause BioSpecifics' actual results to differ materially from those indicated by such forward-looking statements, including the ability of Auxilium and its partners to achieve their respective commercial objectives for CCH in their applicable territories; the uncertainties inherent in the initiation of future clinical trials; Auxilium or any of its partners modifying their respective objectives and/or allocating resources other than to CCH; the potential market for CCH in a given indication being smaller than anticipated; the potential of CCH to be used in additional indications and the timing, initiation and outcome of clinical trials of CCH for additional indications; the timing of regulatory filings and action; the receipt of any applicable milestone, royalty or mark-up on cost of goods payments; and other risk factors identified in BioSpecifics' Annual Report on Form 10-K for the year ended December 31, 2012, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013, and its Current Reports on Form 8-K filed with the SEC. All forward-looking statements included in this release are made as of the date hereof, and BioSpecifics' assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Consolidated Statements of Operations

	Three months ended		Twelve months ended
	December 31		December 31
	2013	2012	2013	2012
Revenues:	(Unaudited)		(Audited)
Net sales	$5,064	$6,091	$37,458	$18,219
Royalties	2,049,764	2,457,299	11,767,758	9,155,654
Licensing revenue	2,017,282	1,044,881	2,662,024	1,971,205
Consulting fees	-	-	-	-
Total Revenues	4,072,110	3,508,271	14,467,240	11,145,078

Costs and expenses:
Research and development	372,730	302,636	1,484,416	1,249,755
General and administrative	1,123,773	1,160,703	5,038,363	4,774,828
Total costs and expenses	1,496,503	1,463,339	6,522,779	6,024,583

Operating income	2,575,607	2,044,932	7,944,461	5,120,495

Other income (expense):
Interest Income	6,692	7,078	26,202	34,634
Other, net	-	-	-	-
	6,692	7,078	26,202	34,634

Income before income tax	2,582,299	2,052,010	7,970,663	5,155,129
Income tax benefit (expense)	(856,497)	(951,054)	(2,684,816)	(2,174,054)

Net income	$1,725,802	$1,100,956	$5,285,847	$2,981,075

Basic net income per share	$0.27	$0.17	$0.83	$0.47
Diluted net income per share	$0.25	$0.16	$0.76	$0.43

Shares used in computation of basic net income per share	6,341,569	6,381,665	6,345,615	6,351,245
Shares used in computation of diluted net income per share	6,956,992	6,971,453	6,922,274	6,981,527

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data
(Unaudited)

	December 31
	2013	2012
Cash and cash equivalents	$5,624,860	$3,383,737
Short term investments	6,966,964	5,120,000
Accounts and income tax receivable, net	5,260,126	5,133,430
Deferred tax assets	1,507,776	1,573,051
Working capital	17,491,917	13,151,273
Total assets	23,252,244	18,390,264
Long-term liabilities	138,260	207,390
Total stockholders' equity	22,332,439	17,458,346